Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED SALES GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of sales growth in the fiscal 2005 and 2004 first quarter periods adjusted to eliminate the effects of acquisitions, divestitures and the impact of currency translation provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

	Three Months Ended		% Change
	December 31, 2004	January 2, 2004
ARAMARK Corporation Consolidated Sales (as reported)	$2,730,233	$2,458,857	11%
Effect of Currency Translation	—	35,242
Effect of Acquisitions and Divestitures	(84,910)	(2,168)

ARAMARK Corporation Consolidated Sales (as adjusted)	$2,645,323	$2,491,931	6%

ARAMARK Corporation Consolidated Operating Income (as reported)	$143,964	$137,421	5%
Effect of Currency Translation	—	1,147
Effect of Acquisitions and Divestitures	(3,281)	(1,299)

ARAMARK Corporation Consolidated Operating Income (as adjusted)	$140,683	$137,269	2%